EX-35.2
(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2012, by and among GS Mortgage Securities Corporation II, as
Depositor, Wells Fargo Bank, National Association, as Master Servicer and
Certificate Administrator, Midland Loan Services, a division of PNC Bank,
National Association, as Special Servicer, Situs Holdings, LLC, as Operating
Advisor and Deutsche Bank National Trust Company, as Trustee, with respect to
Commercial Mortgage Pass-Through Certificates Series 2012-GCJ7 (the
"Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice
President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Servicer during the period from June 1,
2012 through December 31, 2012, and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period June 1, 2012 through December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the
13th day of March 2013.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank

Wells Fargo Bank, N.A.

(logo) Together we'll go far